SUB-ITEM 77C



Results of annual meeting of shareholders

The Annual Meeting of Shareholders of Western Asset High Income Fund II Inc. was held on September 9, 2016 for the purpose of considering and voting upon the election of Directors. The following table provides information concerning the matter voted upon at the Meeting:


1.	Election of Directors: (1-3) Class III Directors, to serve until the 2019 Annual Meeting of Stockholders



No. Shares


Carol L. Colman



Affirmative
71,280,757


Withhold
 3,360,627







William R. Hutchinson



Affirmative
71,582,977


Withhold
 3,058,407





Jane E. Trust



Affirmative
69,776,724


Withhold
 4,864,661